UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

AEHR Test Systems
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

00760J108
(CUSIP Number)

Cara Sharbaugh, Private Wealth Advisors Inc.,
4900 Perry Highway, Suite 300,
Pittsburgh, PA 15229, P:412-931-2700
(Name, Address and Telephone Number of Person Authorized to Receieve Notices and Communications)

December 03, 2014
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Instructions).

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: PWA Real Estate, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 26-1277040
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 363,500
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 363,500
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 363,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.87%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: Private Wealth Adv 401K PSP FBO John M. Schneider I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 331,800
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 331,800
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 331,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.62%
14	TYPE OF REPORTING PERSON EP

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,200
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,200
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,650
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 6,650
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,650
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 7,350
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 7,350
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,350
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 810
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 810
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 810
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: Dharma Group Insurance Co. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 46-4362294
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 305,176
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 305,176
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 305,176
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.41%
14	TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: Carla Frank I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,860
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,860
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,860
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.12%
14	TYPE OF REPORTING PERSON IN

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: PWA Securities, Inc. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 37-1537653
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 28,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.22%
14	TYPE OF REPORTING PERSON BD

CUSIP No.: 00760J108

1	NAME OF REPORTING PERSON: John M. Schneider I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Unites States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 127,600
	8	SHARED VOTING POWER 1,188,946
	9	SOLE DISPOSITIVE POWER 127,600
	10	SHARED DISPOSITIVE POWER 1,188,946
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.01%
14	TYPE OF REPORTING PERSON IN

CUSIP No.: 00760J108

ITEM 1.	SECURITY AND ISSUER:

Common Stock AEHR Test Systems 400 Kato Terrace Fremont, CA 94539

ITEM 2.	IDENTITY AND BACKGROUND:

a) NAME OF PERSON FILING:
This statement is being filed by (i) PWA Real Estate, LLC ("PWARE") with respect to the 363,500 Shares of the Issuer beneficially owned by it; (ii) Private Wealth Adv 401K PSP FBO John M. Schneider (the "401K Plan") with respect to the 331,800 Shares of the Issuer beneficially owned by it; (iii) John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 (the "UTMA account for Alexandria") with respect to the 3,200 Shares of the Issuer beneficially owned by it; (iv) John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 (the "UTMA account for Helena") with respect to the 6,650 Shares of the Issuer beneficially owned by it; (v) John Schneider custodian FBO Beatrice Schneider UTMA Pa until Age 21 (the "UTMA account for Beatrice") with respect to the 7,350 Shares of the Issuer beneficially owned by it; (vi) John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 (the "UTMA account for Ava" and together with the UTMA account for Alexandria, the UTMA account for Helena and the UTMA account for Beatrice, the "UTMA accounts") with respect to the 810 Shares of the Issuer beneficially owned by it; (vii) Dharma Group Insurance Co. ("Dharma") with respect to 305,176 Shares of the Issuer beneficially owned by it; (viii) Carla Frank (Frank) with respect to the 14,860 Shares of the Issuer beneficially owned by it; (ix) PWA Securities, Inc. (PWA Securities) with respect to the 28,000 Shares of the Issuer beneficially owned by it; and (x) John M. Schneider with respect to 127,600 Shares of the Issuer owned by him as well as the Shares beneficially owned by PWARE, the 401K Plan, the UTMA accounts, Dharma, Frank and PWA Securities. As the sole member of PWARE, the sole beneficiary of the 401K Plan, the custodian for the UTMA accounts, the sole owner of Dharma, the advisor to Frank and a fifty-percent owner with control over trading transactions of PWA Securities, John M. Schneider may be deemed the beneficial holder of the Shares held by PWARE, the 401K Plan, the UTMA accounts, Dharma, Frank and PWA Securities which, when added together, total 1,188,946 Shares representing 9.39% of the issued and outstanding Shares of the Issuer.

b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
PWA Real Estate, LLC - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

Private Wealth Adv 401K PSP FBO John M. Schneider - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

Dharma Group Insurance Co. - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

Carla Frank - 1729 Holmes Drive, Sewickley. PA 15143

PWA Securities, Inc. - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

John M. Schneider - 905 Beaver Street, Sewickley, PA 15143

c) PRESENT OR PRINCIPAL OCCUPATION OR EMPLOYMENT, OR PRINCIPAL BUSINESS:

PWA Real Estate, LLC - Principal business is real estate holdings.

Private Wealth Adv 401K PSP FBO John M. Schneider - N/A

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - N/A

Dharma Group Insurance Co. - Principal business is insurance.

Carla Frank - N/A

PWA Securities, Inc. - Principal business is providing broker-dealer services.

John M. Schneider - Principal employment is Financial Advisor.
Private Wealth Advisors, Inc.
4900 Perry Highway, Suite 300
Pittsburgh, PA 15229

d) CONVICTION OF CRIMINAL PROCEEDINGS: N/A

e) CIVIL PROCEEDINGS: N/A

f) CITIZENSHIP:
PWA Real Estate, LLC - Pennsylvania
Private Wealth Adv 401K PSP FBO John M. Schneider - United States of America
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - United States of America
John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - United States of America
John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - United States of America
John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - United States of America
Dharma Group Insurance Co. - Delaware
Carla Frank - United States of America
PWA Securities, Inc. - Pennsylvania
John M. Schneider - United States of America

CUSIP No.: 00760J108

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

PWA Real Estate, LLC - Income from operations and a total amount of funds used in making the purchases of $679,890.24.

Private Wealth Adv 401K PSP FBO John M. Schneider - Readily available assets in the plan and a total amount of funds used in making the purchases of $510,215.46.

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $8,480.80.

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $17,488.13.

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $19,798.73.

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $1,987.50.

Dharma Group Insurance Co. - Income from operations and a total amount of funds used in making the purchases of $755,884.11.

Carla Frank Personal funds and a total amount of funds used in making the purchases of $43,736.98.

PWA Securities, Inc. - Income from operations and a total amount of funds used in making the purchases of $81,741.78.

John M. Schneider - Income from employment and a total amount of funds used in making the purchases of $345,256.28.

ITEM 4.	PURPOSE OF TRANSACTION:

The shares purchased have been acquired for investment.

(d) John Schneider, the reporting person, has become a member of the Board of Directors of the Issuer. Mr. Schneider has no plans to change the number or the term of the directors of the Issuer.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER:

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount beneficially owned:
1,188,946
Percent of class:
9.39% (based on the shares of Common Stock outstanding as of November 26, 2014)

(b) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
PWA Real Estate, LLC - 363,500
Private Wealth Adv 401K PSP FBO John M. Schneider - 331,800
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 3,200
John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 - 6,650
John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 7,350
John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 810
Dharma Group Insurance Co. - 305,176
Carla Frank - 14,860
PWA Securities, Inc. - 28,000
John M. Schneider - 127,600

(ii) Shared power to vote or to direct the vote:
John M. Schneider - 1,188,946

(iii) Sole power to dispose or to direct the disposition of:
PWA Real Estate, LLC - 363,500
Private Wealth Adv 401K PSP FBO John M. Schneider - 331,800
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 3,200
John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 - 6,650
John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 7,350
John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 810
Dharma Group Insurance Co. - 305,176
Carla Frank - 14,860
PWA Securities, Inc. - 28,000
John M. Schneider 127,600

(iv) Shared power to dispose or to direct the disposition of:
John M. Schneider - 1,188,946

(c) Description of transactions: The following purchases were effected in the past 60 days:
See Exhibit A

(d) N/A

(e) N/A

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER:

1. Non-Disclosure Agreement between John Schneider and AEHR Test Systems, a California corporation, dated November 5, 2014.
2. Common Stock Purchase Agreement between investors and AEHR Test Systems, a California corporation, dated November 24, 2014.
3. Offer Letter for the position of member of Board of Directors, AEHR Test Systems dated November 22, 2014 which became effective December 3, 2014.

ITEM 7.	MATERIALS TO BE FILES AS EXHIBITS:

See attached Exhibits A and B

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

UNCHECK TO EDIT
PWA Real Estate, LLC

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	President

UNCHECK TO EDIT
Private Wealth Adv 401K PSP FBO John M. Schneider

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	Owner

UNCHECK TO EDIT
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	custodian

UNCHECK TO EDIT FBO Helena Schneider UTMA
John Schneider custodianPA until Age 21

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	custodian

UNCHECK TO EDIT
John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	custodian

UNCHECK TO EDIT
John Schneider custodian FBO Ava Schneider UTMA PA until Age 21

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	custodian

UNCHECK TO EDIT
Dharma Group Insurance Co.

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	President

UNCHECK TO EDIT
Carla Frank

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	Advisor

UNCHECK TO EDIT
PWA Securities, Inc.

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	President

UNCHECK TO EDIT
John M. Schneider

Date: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	President

Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 00760J108

EXHIBIT A

PWA Real Estate, LLC
10/23/2014: 5,000
10/31/2014: 3,000
11/04/2014: 10,500

John Schneider
10/20/2014: 5,000
10/21/2014: 5,000
10/22/2014: 5,500

Dharma Group Insurance Co.
10/24/2014: 42,400
10/27/2014: 44,300
10/28/2014: 10,000
10/30/2014: 3,000
11/26/2014: 205,676

Private Wealth Adv 401K PSP John M. Schneider
10/31/2014: 2,100

EXHIBIT B

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

PWA REAL ESTATE, LLC

Dated: December 10, 2014	By:	/s/ John M. Schneider
	Name:	John M. Schneider
	Title:	President

PRIVATE WEALTH ADV 401K PSP FBO JOHN M. SCHNEIDER

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	Owner

JOHN SCHNEIDER CUSTODIAN FBO ALEXANDRIA SCHNEIDER UTMA PA UNTIL AGE 21

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	custodian

JOHN SCHNEIDER CUSTODIAN FBO HELENA SCHNEIDER UTMA PA UNTIL AGE 21

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	custodian

JOHN SCHNEIDER CUSTODIAN FBO BEATRICE SCHNEIDER UTMA PA UNTIL AGE 21

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	custodian

JOHN SCHNEIDER CUSTODIAN FBO AVA SCHNEIDER UTMA PA UNTIL AGE 21

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	custodian

DHARMA GROUP INSURANCE CO.

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	President

CARLA FRANK

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	Advisor

PWA SECURITIES, INC.

By:	/s/ John M. Schneider
Name:	John M. Schneider
Title:	President

/s/ John M. Schneider